Exhibit 12.1

STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
Healthcare Trust of America, LP

	Six Months Ended June 30, 2013	Year Ended December 31,
(Dollars in thousands)		2012	2011	2010	2009	2008
Earnings (losses)
Pretax income (loss) related to continuing operations before adjustments for income or loss from equity investees	$15,272	$(24,936)	$5,173	$(8,108)	$(24,614)	$(27,782)
Fixed charges	26,455	46,231	41,672	35,498	27,949	20,088
Noncontrolling interest in pre-tax (income) loss of subsidiaries that have not incurred fixed charges	(30)	(40)	(30)	25	(304)	(39)
Earnings (losses) available for fixed charges	$41,697	$21,255	$46,815	$27,415	$3,031	$(7,733)

Fixed Charges
Interest expense	$23,575	$41,139	$37,374	$32,172	$25,614	$18,682
Amortized premiums, discounts or capitalized expense related to indebtedness	2,183	3,673	3,089	2,513	2,085	1,363
Estimate of interest within rental expenses	697	1,419	1,209	813	250	43
Total fixed charges	$26,455	$46,231	$41,672	$35,498	$27,949	$20,088

Ratio of earnings to fixed charges	1.58	(1)	1.12	(1)	(1)	(1)

(1) The ratio of earnings to fixed charges was less than one-to-one for the years ended December 31, 2012, 2010, 2009 and 2008. The total fixed charges for those years were $46.2 million, $35.5 million, $27.9 million and $20.1 million, respectively, and the total earnings (losses) were $21.3 million, $27.4 million, $3.0 million and $(7.7) million, respectively. The deficiency amounts or the amounts of fixed charges in excess of earnings for those years were $24.9 million, $8.1 million, $24.9 million and $27.8 million, respectively.
Healthcare Trust of America, Inc.

	Six Months Ended June 30, 2013	Year Ended December 31,
(Dollars in thousands)		2012	2011	2010	2009	2008
Earnings (losses)
Pretax income (loss) related to continuing operations before adjustments for income or loss from equity investees	$15,272	$(24,936)	$5,173	$(8,108)	$(24,614)	$(27,782)
Fixed charges	26,455	46,231	41,672	35,498	27,949	20,088
Noncontrolling interest in pre-tax (income) loss of subsidiaries that have not incurred fixed charges	(241)	(56)	(52)	16	(304)	(39)
Earnings (losses) available for fixed charges	$41,486	$21,239	$46,793	$27,406	$3,031	$(7,733)

Fixed Charges
Interest expense	$23,575	$41,139	$37,374	$32,172	$25,614	$18,682
Amortized premiums, discounts or capitalized expense related to indebtedness	2,183	3,673	3,089	2,513	2,085	1,363
Estimate of interest within rental expenses	697	1,419	1,209	813	250	43
Total fixed charges	$26,455	$46,231	$41,672	$35,498	$27,949	$20,088

Ratio of earnings to fixed charges	1.57	(1)	1.12	(1)	(1)	(1)

(1) The ratio of earnings to fixed charges was less than one-to-one for the years ended December 31, 2012, 2010, 2009 and 2008. The total fixed charges for those years were $46.2 million, $35.5 million, $27.9 million and $20.1 million, respectively, and the total earnings (losses) were $21.2 million, $27.4 million, $3.0 million and $(7.7) million, respectively. The deficiency amounts or the amounts of fixed charges in excess of earnings for those years were $25.0 million, $8.1 million, $24.9 million and $27.8 million, respectively.